Exhibit 99.1







                                                                  PRESS RELEASE

CONTACT: Martin M. Shea                                   For Immediate Release
         Triarc Companies, Inc.
         212/451-3030



           TRIARC COMPLETES ACQUISITION OF SNAPPLE BEVERAGE CORP.



NEW YORK, New York -- May 22, 1997 -- Triarc Companies, Inc. (NYSE:TRY) announced today that is has become the market leader in the premium beverage category with the completion of its acquisition of Snapple Beverage Corp. for $300 million in cash.

Snapple, which markets and distributes ready-to-drink teas and juice drinks, had 1996 sales of approximately $550 million, is considered the market leader in the juice drinks category. Snapple, together with Mistic Brands and Royal Crown, which Triarc also owns, will operate as part of the Triarc Beverage Group which had sales in 1996 of $310 million. Triarc expects the acquisition to enhance its earnings before interest, taxes, depreciation and amortization (EBITDA) for fiscal 1997.

The $380 million bank financing for the Snapple acquisition was provided by affiliates of Donaldson Lufkin & Jenrette and Morgan Stanley, Inc. Proceeds from the financing were used to finance the Snapple acquisition and to refinance existing Mistic indebtedness of approximately $70 million.

Triarc had previously announced a plan to offer up to approximately 20% of the shares of its beverage and restaurant business to the public through an initial public offering and to spin off the remainder of the shares of such businesses to Triarc shareholders. Triarc announced today that the acquisition of Snapple and other complex issues has resulted in a decision at this time not to proceed with such plan.

Triarc will have annual sales of nearly $1 billion through its consumer brands in beverages (Snapple, Mistic and Royal Crown), and restaurants (Arby's). In addition, Triarc has annual sales of $71 million in specialty dyes and chemicals (C.H. Patrick) and an equity interest in liquefied petroleum gas (National Propane) which has annual sales of nearly $250 million.

                                     # # #